[SHERMAN & STERLING LETTERHEAD]



                               April 24, 1996



Fort Howard Corporation
1919 South Broadway
Green Bay, Wisconsin 54304

Ladies and Gentlemen:

        We are acting as counsel for Fort Howard Corporation, a Delaware corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (No. 333-01929), as amended (the "Registration Statement"), and the prospectus contained in the Registration Statement (the "Prospectus"), covering the registration under the Securities Act of 1933, as amended (the "Act"), of 10,000,000 shares of the Company's common stock, par value $.01 per share, to be issued and sold by the Company and 6,000,000 shares of common stock to be sold by the Selling Shareholders referred to in the Registration Statement, plus up to an additional 2,400,000 shares of common stock to cover over-allotments (collectively, the "Shares ").

        In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals and the conformity to the originals of all documents presented to us as copies. In rendering our opinions, we have relied as to factual matters upon certificates and representations of officers of the Company and certificates of public officials.

        Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that:

        (i)    the Shares have been duly authorized by the Company;

        (ii) the Shares to be issued and sold by the Company, when issued and paid for in the manner and at the price set forth in the Prospectus, will be validly issued, fully paid and non-assessable; and

        (iii) the Shares to be sold by the Selling Shareholders are (or, in the case of Shares that may be sold by Selling Shareholders following the exercise of options, such Shares, upon their issuance in accordance with the provisions of such options, will be) validly issued, fully paid and non-assessable.

        We are members of the Bar of the State of New York and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

        We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" contained in the Prospectus. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                        Very truly yours,


                                        /s/ Shearman & Sterling